Exhibit 99.3

CHINA ORGANIC AGRICULTURE, INC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATING FINANCIAL INFORMATION
 Expressed in US dollars

On September 29, 2008, China Organic Agriculture, Inc. (the “Company”) entered into a Share Purchase Agreement (the "Agreement") dated as of September 29, 2008, with Peng Huang, Xinbo Huang, and Reilong Group, the shareholders of all of the outstanding capital stock of Dalian Huiming Industry Ltd. ("Dalian Huiming") (each, a "Shareholder" and, collectively, the "Shareholders"), who formed a shell company, Princeton International Investment Ltd. (“Princeton”) that owns 60% shares of Dalian Huiming. The Company had announced its intent to acquire 60% of the outstanding shares of Dalian Huiming by acquiring the 100% of Princeton and subsequently had been worked to complete its due diligence and obtain the necessary governmental consents. Pursuant to the Agreement, in consideration of an aggregate of US$10, 642,609, each of the Shareholders assigned to the Company all of his or its shares of Princeton, which in the aggregate represented 60% of the Dalian Huiming shares then outstanding.

The Company paid RMB 73,569,300 (approximately $10,642,609) in cash in exchange for 100% ownership of Princeton directly and owned the 60% of Dalian Huiming indirectly. Operational control of Princeton and Dalian Huiming was passed to the Company effective October 31, 2008.

The accompanying unaudited pro forma condensed consolidating balance sheet gives effect to the acquisition as if it had been consummated on September 30, 2008. The accompanying unaudited pro forma condensed consolidating statement of income for the period ended September 30, 2008 gives effect to the acquisition as if it had been consummated on January 1, 2008.

There was no significant accounting policy differences or other items which required adjustment in the accompanying unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Dalian Huiming as well as those of the Company. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the financial position or results of operations that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable.

CHINA ORGANIC AGRICULTURE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATING BALANCE SHEET AS OF SEPTEMBER 30, 2008,

	Dalian Huiming	CNOA	Adjustment	CNOA (Pro forma)
Items	30-Sep-08	30-Sep-08		30-Sep-08
Assets	In USD	In USD	In USD	In USD
Current Assets
Cash And Cash Equivalents	3,148,940	1,562,144		4,711,084
Accounts Receivable	8,806,935	46,080,401		54,887,336
Due from related parties	438,884			438,884
Inventories	5,419,932	-		5,419,932
Acquisition deposits	-	13,260,561	(10,642,609)	2,617,952
Consideration receivable	-	8,700,000		8,700,000
Other receivables and prepayments	8,213	2,163,317		2,171,530
Total Current Assets	17,822,904	71,766,423		78,946,718
Long-term Investment				-
Goodwill		-	1,602,134	1,602,134
Total Long-term Investment	-	-	1,602,134	1,602,134
Identified intangible assets		-	1,100,000	1,100,000
Fixed Assets
Historical cost of Fixed Assets	5,792	14,567,052		14,572,844
Accumulated depreciation	(1,731)	(113,692)		(115,423)
Net fixed assets	4,061	14,453,360		14,457,421
Mortgage cost-cost	-	150,038		150,038
Mortgage cost-amortization	-	(4,375)		(4,375)
Total Fixed Assets	4,061	14,599,023		14,603,084

Total Assets	17,826,965	86,365,446	(7,940,475)	96,251,936

Liabilities and Shareholders’ Equity
Current Liabilities
Mortgages payables- current	-	195,075		195,075
Accounts payable and accrued expenses	3,688,988	33,652,592		37,341,580
Due to related parties	1,329,255	3,359,505		4,688,760
Notes Payables	1,173,313	-		1,173,313
Taxes Payable	411,542	3,335,751		3,747,293
Total Current Liabilities	6,603,098	40,542,923		47,146,021
long-term liabilities
Long-term Loans-Mortgage	-	8,212,858		8,212,858
Minority interest	-	-	3,283,392	3,283,392
Total long-term liabilities	-	8,212,858	3,283,392	11,496,250

Total Liabilities	6,603,098	48,755,781	3,283,392	58,642,271
Shareholders’ Equity
Common Stock	1,866,344	7,648,410	(1,866,344)	7,648,410
Additional paid in capital		545,932		545,932
Surplus capital	2,819,514		(2,819,514)	-
Statutory reserves	502,697	-	(502,697)	-
Retained earnings	5,226,657	26,825,570	(5,226,657)	26,825,570
Effect of translation of foreign currency	808,655	2,589,753	(808,655)	2,589,753
Total Shareholders’ Equity	11,223,867	37,609,665	(11,223,867)	37,609,665
Total Liabilities and Shareholders’ Equity	17,826,965	86,365,446	(7,940,475)	96,251,936

CHINA ORGANIC AGRICULTURE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIOD ENDED SEPTEMBER 30, 2008

	Dalian Huiming	CNOA	Adjustment	CNOA (Pro forma)
Items	30-Sep-08	30-Sep-08		30-Sep-08
	In USD	In USD	In USD	In USD
Sales	33,884,929	53,913,511		87,798,440
Cost of goods sold	(29,548,411)	(40,946,593)		(70,495,004)
Gross profit	4,336,518	12,966,918		17,303,436
Gain on debt relief	-	432,169		432,169
Other operation income	-	373		373
Other operation expense	-	(35,497)		(35,497)
Profit from other income	-	397,045		397,045
Selling, G&A expenses	(506,277)	(1,275,716)	(132,000)	(1,913,993)
Interest Income	25,511	-		25,511
Interest expense	(136,942)	(380,422)		(517,364)
Profit from operations	3,718,810	11,707,825	(132,000)	15,294,635
Non-operation expense	(30,197)	-		(30,197)
Income from continuing operations before taxes	3,688,613	11,707,825	(132,000)	15,264,438
Income tax	(922,184)	(3,222,007)		(4,144,191)
Net income from continuing operations	2,766,429	8,485,818	(132,000)	11,120,247
Discontinued operations
Income from ErMaPao	-	1,243,760		934,194
Income tax		(309,723)		(309,723)
Income from ErMaPao, Net of tax		934,037		934,037
Income due to disposal of ErMapao	-	934,194		934,194
Net income from discontinued	-	1,868,231		1,868,231
Net income	2,766,429	10,354,049		12,988,478
Basic and Diluted weighted average shares	53,599,214	53,599,214		53,599,214
Earnings per share of common stock:
Basic and Diluted Earnings Per Share
Income from Continuing Operations	0.05	0.16		0.21
Income from Discontinued Operations	-	0.03		0.03
Total Basic and Diluted Earnings Per Shares	0.05	0.19		0.24

CHINA ORGANIC AGRICULTURE, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED SEPTEMBER 30, 2008

Adjustment:
To recognize the 40% minority interests of the equity in Dalian Huiming. And to recognize the goodwill and record identified intangible assets during the acquisition and eliminate the long term equity investments.

	Dr	Cr
Acquisition deposits		10,642,609
Goodwill	1,602,134
Identified intangible assets	1,100,000
Minority interest		3,283,392
Common Stock	1,866,344
Surplus capital	2,819,514
Statutory reserves	502,697
Retained earnings	5,226,657
Effect of translation of foreign currency	808,655